EXHIBIT 10.34

On January 30, 2013, the Compensation Committee of Supernus Pharmaceuticals, Inc. (the “Company”) approved modifications of the compensation of its executive officers, as follows:

The annual base salary of Jack A. Khattar, the Company’s President and Chief Executive Officer, was increased from $450,000 to $463,500.  Mr. Khattar was awarded a 2012 bonus of $247,766 and was granted options to purchase 300,000 shares of common stock and a stock appreciation rights award for 92,000 shares of common stock.

The annual base salary of Gregory S. Patrick, the Company’s Vice President and Chief Financial Officer, was increased from $300,000 to $309,000.  Mr. Patrick was awarded a 2012 bonus of $102,450 and was granted options to purchase 70,000 shares of common stock.

The annual base salary of Stefan K.F. Schwabe, MD, Ph.D., the Company’s Executive Vice President and Chief Medical Officer, was increased from $330,000 to $332,875.  Dr. Schwabe was awarded a 2012 bonus of $58,261 and was granted options to purchase 20,000 shares of common stock.

The annual base salary of Padmanabh P. Bhatt, Ph.D., the Company’s Senior Vice President, Intellectual Property and Chief Scientific Officer, was increased from $306,000 to $315,180.  Dr. Bhatt was awarded a 2012 bonus of $96,412 and was granted options to purchase 80,000 shares of common stock.

The annual base salary of James W. Bryan, Ph.D., the Company’s Vice President of Business Development, was increased from $250,000 to $257,500.  Dr. Bryan was awarded a 2012 bonus of $73,156 and was granted options to purchase 70,000 shares of common stock.

Victor Vaughn, Senior Vice President, Sales was hired in January 2013.  His annual base salary is $275,000.  In addition, he is eligible to receive an annual target bonus of 30% of his annual base salary, prorated for 2013 based on his starting date. Mr. Vaughn was also granted options to purchase 85,000 shares of common stock .

These increases were the result of the Compensation Committee’s annual compensation review for executive officers.  These increases in annual base salary became effective on January 1, 2013.  Vesting for all stock option grants will occur annually in equal increments over a four year period and the exercise price for each grant is $7.90 per share, based on the closing price of February 5, 2013, the date of approval of the grants by the full board of directors.  All other terms and conditions of the Company’s compensatory arrangements with these executive officers remain unchanged.